Exhibit 10.1
DEFERRED COMPENSATION AGREEMENT

As Amended and Restated Effective December 31, 2008

THIS DEFERRED COMPENSATION AGREEMENT, made this 31st day of December 2008, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association (the “Bank”), and CHARLES H. MAJORS (the “Employee”), provides as follows.

WHEREAS, the Bank values the ability of the Employee as an important member of management and recognizes that his future services are vital to its continued growth and profits and that the loss of his services would result in substantial cost in the efficient and effective operation of the Bank; and

WHEREAS, on February 22, 1993, the Bank and the Employee entered into an agreement providing for the payment of certain deferred compensation benefits to the Employee, which agreement was superseded by an agreement between the Bank and the Employee dated June 12, 1997; and

WHEREAS, on December 18, 2001, the Bank’s Board of Directors (the “Board”) approved certain amendments to the June 12, 1997, agreement, subject to the Employee’s continued service through December 31, 2001, which were reflected in the Deferred Compensation Agreement as amended and restated effective January 1, 2002 (the “Prior Agreement”); and

WHEREAS, the Bank and the Employee wish to amend and restate the Prior Agreement as set forth herein to assure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, it is mutually agreed that:

1.	This Agreement shall be effective on December 31, 2008.

2. The Bank shall pay the Employee the annual sum of $50,000, payable in annual installments, for a period of ten years.  The first payment shall be made not later than three months after the date that the Employee has a Separation from Service from the Bank; provided, however, that if the Employee is a Specified Employee on the date of his Separation from Service, the first payment shall be made on the date that is six months after the date that the Employee has a Separation from Service from the Bank.  Subsequent annual installments shall be paid on each of the first through the ninth anniversaries of the payment date described in the preceding sentence.

3. If the Employee dies before receiving any payment under the preceding paragraph, the Bank shall pay the Employee’s Designated Beneficiary the annual sum of $50,000, payable in annual installments, for a period of ten years.  The first payment shall be made not later than three months after the date of the Employee’s death.  Subsequent annual installments shall be paid on each of the first through the ninth anniversaries of the payment date described in the preceding sentence.

4. If the Employee dies after receiving at least one, but less than ten, payments under paragraph 1, the Bank shall pay the Employee’s Designated Beneficiary the remainder of the installments payable under paragraph 1.  Such payments shall continue on the same schedule as the benefit was being paid under paragraph 1.

5.           For purposes of this Agreement, the term “Separation from Service” has the same meaning as set forth in Treas. Reg. § 1.409A-1(h).

6.           For purposes of this Agreement, the term “Specified Employee” has the same meaning as set forth in Treas. Reg. § 1.409A-1(i).

7.           For purposes of this Agreement, the term “Designated Beneficiary” means the individual or individuals designated as such by the Employee in writing and filed with the Bank or, in the absence of such designation, the estate of the Employee.

8.           During the ten year period the Employee is receiving payments under this Agreement, the Employee will not become associated with, or engage in, or render service to any other business competitive to the business of the Bank within a fifty-mile radius of any office of the Bank.

9.           The Employee (or Designated Beneficiary in the case of benefits payable after the Employee’s death), shall file a claim for the payment of benefits under this Agreement by notifying the Bank orally or in writing.  If the claim is wholly or partially denied, the Bank shall provide a written notice within 90 days specifying the reason for the denial, the provisions of the Agreement on which the denial is based, and additional material or information necessary to receive benefits, if any.  Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Employee (or Designated Beneficiary in the case of benefits payable after the Employee’s death), shall notify the Bank in writing within 60 days after receipt of the Bank’s written notice of the denial.  In requesting a review, the Employee or Designated Beneficiary may submit any written issues and comments he feels are appropriate.  The Bank shall then review the claim and provide a written decision within 60 days.  This decision shall state the specific reasons for the decision and shall include references to specific provisions of this Agreement on which the decision is based.

10.           Neither the Employee nor any Designated Beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder.

11.           Any payments under this Agreement shall be independent of, and in addition to, those under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable by the Bank to the Employee or the Employee’s Designated Beneficiary.  This Agreement shall not be construed as a contract of employment nor does it restrict the right of the Bank to discharge the Employee for cause or without cause or the right of the Employee to terminate employment.

The Bank shall be under no obligation whatever to purchase or maintain any contract, policy or other asset to provide the benefits under this Agreement.  Further, any contract, policy or other asset which the Bank may utilize to assure itself of the funds to provide the benefits hereunder shall not serve in any way as security to the Employee for the Bank’s performance under this Agreement.  The rights accruing to the Employer or any Designated Beneficiary hereunder shall be solely those of an unsecured creditor of the Bank.

12.           The laws of the Commonwealth of Virginia shall govern this Agreement.

13.           This Agreement may not be altered, amended or revoked except by a written agreement signed by the Bank and Employee.

14.           This Agreement shall be binding upon and shall inure to the benefit of any successor entity of the Bank.

15.           Where appropriate in this Agreement, words used in the singular shall include the plural and words used on the masculine shall include the feminine.

16.           This Agreement replaces and supercedes the Prior Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AMERICAN NATIONAL BANK
AND TRUST COMPANY

BY: /s/ Dabney T.P. Gilliam, Jr
TITLE: Executive Vice President

CHARLES H. MAJORS

/s/ Charles H. Majors